Exhibit 5.1

Office: +852 2801 6066 Mobile: +852 9172 5754 Email: rsit@tta.lawyer AMTD IDEA Group 23/F Nexxus Building 41 Connaught Road Central Hong Kong

22 April 2022

Dear Sirs

AMTD IDEA Group (the “Company”)

We have acted as to Cayman Islands law to the Company, and this legal opinion as to Cayman Islands law is addressed to you in connection with the Company’s filing of a registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”) with the U.S. Securities and Exchange Commission (the “Commission”) relating to the offering by the Company and/or the selling shareholders as set forth in the Registration Statement of certain securities of the Company, including:

A.	Class A ordinary shares, par value US$0.0001 per share (the “Shares”), including Class A ordinary shares represented by American depositary shares (the “ADSs”);

B.	certain preferred shares, par value US$0.0001 per share (the “Preferred Shares”);

C.	warrants to purchase Shares or Preferred Shares (the “Warrants”) to be issued under warrant agreement to be entered into (the “Warrant Agreement”)

D.	subscription rights to purchase Shares (the “Subscription Rights”) to be issued under subscription rights agreement to be entered into (the “Subscription Rights Agreement”);

E.

units comprising one or more of the Shares, ADSs, Preferred Shares, Warrants, or Subscription Rights in any combination (the “Units”) to be issued under unit agreement to be entered into (the “Unit Agreement”)

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.2 to the Registration Statement.

1	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the documents listed in Schedule 1 to this opinion. Defined terms shall have the meanings set out in Schedule 1.

2	ASSUMPTIONS

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of the Cayman Islands which are in force on the date of this opinion. In giving this opinion we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificate, a copy of which is attached to this opinion and the Certificate of Good Standing.

We have also relied upon the assumptions set out in Schedule 2 to this opinion, which we have not independently verified.

3	QUALIFICATIONS

The opinions expressed below are subject to the qualifications set out in Schedule 3 to this opinion.

4	OPINIONS

Based upon, and subject to, the foregoing assumptions and qualifications, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

4.1

The Company is an exempted company incorporated with limited liability and existing under the laws of the Cayman Islands and is a separate legal entity. The Company is in good standing with the Registrar of Companies of the Cayman Islands.

4.2

The authorised share capital of the Company is US$1,000,000 divided into (i) 8,000,000,000 class A ordinary shares of a par value of US$.0001 each and (ii) 2,000,000,000 class B ordinary shares of a par value of US$0.0001 each.

4.3

The Shares to be allotted and issued by the Company, upon due authorisation by the board of directors (the “Board”) of the Company in accordance with the Constitutional Documents, have or will have been duly authorised, and when fully paid, allotted and issued by the Company in the manner set out in the Registration Statement and in accordance with the Resolutions, will be validly issued, fully paid and non-assessable. The reference in this opinion to Shares and Preferred Shares being non-assessable shall mean solely that no further sums of money are required to be paid by the holders of such Shares or Preferred Shares in connection with the issuance thereof.

4.4

The Preferred Shares to be allotted and issued by the Company upon due authorisation by the Board of the Company in accordance with the Constitutional Documents, and when fully paid, allotted and issued by the Company in the manner set out in the Registration Statement and in accordance with the relevant resolutions of the Company, will be validly issued, fully paid and non-assessable. The reference in this opinion to Preferred Shares being non-assessable shall mean solely that no further sums of money are required to be paid by the holders of such Shares or Preferred Shares in connection with the issuance thereof.

4.5

With respect to each issue of Warrants, when (i) the Board has taken all necessary corporate action to authorise the execution and delivery of each of the Warrant Agreement and the performance of the Company’s obligation under them, to approve the creation and terms of the Warrants and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Warrant Agreement relating to the Warrants shall have been duly authorised and validly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) the certificates representing the Warrants have been duly executed, countersigned, registered and delivered in accordance with the Warrant Agreement relating to the Warrants and the applicable definitive purchase, underwriting or similar agreement approved by the Board upon payment of the consideration therefor provided therein, the Warrants will, upon due execution by the Company in accordance with the relevant resolutions, constitute legal, valid and binding obligations of the Company.

2

4.6

With respect to each issue of the Subscription Rights, when (i) the Board has taken all necessary corporate action to authorise the execution and delivery of each of the Subscription Rights Agreement and the performance of the Company’s obligation under them, to approve the creation and terms of the Subscription Rights and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Subscription Rights Agreement relating to the Subscription Rights and the Subscription Rights shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) when such Subscription Rights issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Subscription Rights Agreement relating to such issue of Subscription Rights and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Subscription Rights issued pursuant to the Subscription Rights Agreement will, upon due execution by the Company in accordance with the relevant resolutions of the Company, constitute legal, valid and binding obligations of the Company.

4.7

With respect to each issue of the Units, when (i) the Board has taken all necessary corporate action to authorise the execution and delivery of each of the Unit Agreement and the performance of the Company’s obligation under them, to approve the creation and terms of the Units and to approve the issue thereof, the terms of the offering thereof and related matters; (ii) a Unit Agreement relating to the Units and the Units shall have been authorised and duly executed and delivered by and on behalf of the Company and all the relevant parties thereunder in accordance with all relevant laws; and (iii) when such Units issued thereunder have been duly executed and delivered on behalf of the Company and authenticated in the manner set forth in the Unit Agreement relating to such issue of Units and delivered against due payment therefor pursuant to, and in accordance with, the terms of the Registration Statement and any relevant prospectus supplement, such Units issued pursuant to the Unit Agreement will, upon due execution by the Company in accordance with the relevant resolutions of the Company, constitute legal, valid and binding obligations of the Company.

4.8

The statements under the headings “Taxation”, “Description of Share Capital” and “Enforceability of Civil Liabilities” in the prospectus forming part of the Registration Statement, insofar as such statements constitute statements of Cayman Islands law and only to the extent governed by the laws of the Cayman Islands, are accurate in all material respects. The statements under the heading “Taxation – Cayman Islands Taxation” in the Registration Statement constitute our opinion.

4.9

Based solely on our inspection on our search on 21 April 2022 of the Register of Writs and Other Originating process and the Register of Appeals (together, the “Court Registers”) maintained by the Clerk of the Court of the Grand Court of the Cayman Islands and by the Registrar of the Court of Appeal of the Cayman Islands respectively from the date of incorporation of the Company to the close of business in the Cayman Islands on (the “Litigation Search”), the Court Registers disclosed no writ, originating summons, originating motion, petition, counterclaim nor third party notice (the “Originating Process”) nor any amended Originating Process pending before the courts of the Cayman Islands nor any appeal pending before the Court of Appeal, in which the Company is a defendant or respondent.

5	CONSENT

This opinion is addressed to the Company in connection with the Registration Statement and the issuance of the Shares. We hereby consent to the filing of this

3

opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Taxation,” “Enforceability of Civil Liabilities” and “Legal Matters” in the prospectus included in the Registration Statement. In providing our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 of the United States of America (as amended) or the Rules and Regulations of the Commission thereunder.

This opinion may be relied upon by the addressees only. It may not be relied upon by any other person except with our prior written consent.

Yours faithfully

/s/ Travers Thorp Alberga

TRAVERS THORP ALBERGA

4

SCHEDULE 1

List of Documents Reviewed

We have reviewed originals, copies, drafts or conformed copies of the following documents:

1	the certificate of incorporation on change of name of the Company dated 17 March 2022;

2	the 4th amended and restated memorandum and articles of association of the Company as adopted by special resolutions pass on 1 March 2022 (together, the “Constitutional Documents”);

3	certificate of good standing issued by the Registrar of Companies in the Cayman Islands dated 21 April 2022 (the “Certificate of Good Standing”);

4	certificate of incumbency issued by the registered office service provider dated 21 April 2022 (“Certificate of Incumbency”).

5	the director’s certificate signed by Feridun Hamdullahpur, a director of the Company on 21 April 2022, annexed to this opinion (the “Director’s Certificate”);

6	the written resolutions of the directors of the Company dated 21 April 2022 (the “Resolutions”);

7	the register of directors and officers of the Company provided to us on 22 April 2022 (the “Register of Directors and Officers”); and

8	the draft Registration Statement (the “Registration Statement”).

SCHEDULE 2

Assumptions

We have relied upon the following assumptions, which we have not independently verified:

1

(i) that the originals of all documents examined in connection with this opinion are authentic, accurate and complete; and (ii) the authenticity, accuracy, completeness and conformity to original documents of all documents submitted to us as copies;

2

that there has been no change to the information contained in the Certificate of Incorporation or the Certificate of Incumbency and that the Constitutional Documents remain in full force and effect and are unamended;

3

that where incomplete documents, drafts or signature pages only have been supplied to us for the purposes of issuing this opinion, the original documents have been duly completed and correspond in all material respects with the last version of the relevant documents examined by us prior to giving our opinion;

4

the accuracy, completeness and currency of the records and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted, that such search and enquiry did not fail to disclose any information which had been filed with or delivered to the relevant body but had not been processed at the time when the search was conducted and the enquiries were made, and that the information disclosed by the Litigation Search is accurate and complete in all respects and such information has not been materially altered since the date and time of the Litigation Search;

5	that none of the Company’s directors or its registered office has received any notice of any litigation or threatened litigation to which the Company is or may be party;

6

that the Company has not (i) received notice of any stop notice under Order 50 of the Grand Court Rules in respect of any of its shares or (ii) issued any restrictions notice under the Companies Act (as revised) in respect of the registration of the beneficial ownership of any of its shares, which restrictions notice has not been withdrawn by the Company or ceased by court order;

7

that (i) any meetings at which the Resolutions were passed were duly convened and had a duly constituted quorum present and voting throughout, (iii) all interests of the directors of the Company on the subject matter of the Resolutions, if any, were declared and disclosed in accordance with the law and Constitutional Documents, (iv) the Resolutions have not been revoked, amended or superseded, in whole or in part, and remain in full force and effect at the date of this opinion, and (v) the directors of the Company have concluded that the offering and issuance of the Shares and ADSs are bona fide in the best interests of the Company and for a proper purpose of the Company;

8

that the Certificate of Incumbency and the Register of Directors and Officers accurately reflects the names of all directors and officers of the Company as at the dates the Resolutions were passed or adopted and as at the date of this opinion;

9

that there is no matter affecting the authority of the directors of the Company to effect the offering and issuance of the Shares and ADSs including breach of duty, lack of good faith, not disclosed by the Constitutional Documents or the Resolutions, which would have any adverse implications in relation to the opinions expressed herein; and

10

that the directors or members of the Company have not taken any steps to have the Company struck off or placed in liquidation, no steps have been taken to wind up the Company and no receiver has been appointed over any of the Company’s property or assets;

11	there will be sufficient Shares and Preferred Shares authorised for issue and allotment under the Memorandum and Articles of Association of the Company;

12	the issuance and allotment of preferred shares will be duly and properly authorised by resolutions, which will be duly convened and will have a duly constituted quorum present and voting throughout.

13

the Warrant Agreement and the Warrants, the Subscription Rights Agreement and the Subscription Rights, and the Unit Agreement and the Units are, or will be legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws (other than, with respect to the Company, the laws of the Cayman Islands); and

14	the Registration Statement does not differ in any material respects from any drafts of the same which we have examined and upon which this opinion is based.

SCHEDULE 3

Qualifications

The opinions expressed above are subject to the following qualifications:

1.

Currency of Court Judgments: The Cayman Islands Grand Court Rules 1995 expressly contemplate that judgments may be granted by the Grand Court of the Cayman Islands in currencies other than Cayman Islands dollars or United States dollars. Such Rules provide for various specific rates of interest payable upon judgment debts according to the currency of the judgment.

2.

Conversion of Debts: In the event the Company is placed into liquidation, the Cayman Islands court is likely to require that all debts are converted (at the official exchange rate at the date of conversion) into and paid in a common currency which is likely to be Cayman Islands dollars or United States dollars.

3.

Litigation Search: The Litigation Search is not conclusively capable of revealing whether or not there is any originating process, amended originating process pending or any appeal pending in proceedings in which the Company is a defendant or respondent as notice of these matters might not be entered on the court registers immediately. The Litigation Search would not reveal any proceedings against any predecessor entities that may have merged with or into the Company under the laws of any jurisdiction nor any proceedings against the Company in a name other than the Company’s current name.

4.	Summary Court Register: We have not examined the register of the summary court of the Cayman Islands on the basis that claims in such court are limited to a maximum of approximately USD24,000.

5.

Preferences: Every conveyance or transfer of property, or charge thereon, and every payment obligation and judicial proceeding, made, incurred, taken or suffered by a company at a time when that company was unable to pay its debts within the meaning of section 93 of the Companies Act (as revised), and made or granted in favour of a creditor with a view to giving that creditor a preference over the other creditors of the Company, would be invalid pursuant to section 145(1) of the Companies Act (as revised), if made, incurred, taken or suffered within the six months preceding the commencement of a liquidation of the Company.    Such actions will be deemed to have been made with a view to giving such creditor a preference if it is a “related party” of the Company. A creditor shall be treated as a related party if it has the ability to control a company or exercise significant influence over a company in making financial and operating decisions.

6.

Undervalues: Any disposition of property made at an undervalue by or on behalf of a company and with an intent to defraud its creditors (which means an intention to wilfully defeat an obligation owed to a creditor), shall be voidable (i) under section 146 of the Companies Act (as revised) at the instance of the company’s official liquidator, and (ii) under the Fraudulent Dispositions Act (as revised), at the instance of a creditor thereby prejudiced.

7.

Defrauding Creditors: If any business of a company has been carried on with intent to defraud creditors of the company or creditors of any other person or for any fraudulent purpose, the Cayman Islands court may declare that any persons who were knowingly parties to the carrying on of the business of the company in such manner are liable to make such contributions, if any, to the company’s assets as the court thinks proper.

8.

Good Standing: Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar of Companies. The Company shall be deemed to be in good standing under section 200A of the Companies Act (as revised) on the date of issue of the certificate if all fees and penalties under the Companies Act (as revised) have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Companies Act (as revised).

9.

Corporate Documents: The Registry of Companies in the Cayman Islands is not public in the sense that copies of the Constitutional Documents and information on shareholders is not publicly available and information on directors is limited. We have therefore obtained scanned copies of the corporate documents specified in Schedule 1 and relied exclusively on such scanned copies for the verification of such corporate information.

10.	We reserve our opinion with respect to compliance, if any, with the International Tax Co-operation (Economic Substance) Act (Revised), and associated regulations and guidance.

11.

We have not reviewed the final firm of any of the Warrant Agreement, the Subscription Rights Agreement, the Unit Agreements or the Warrants, Subscription Rights, and Units to be issued thereunder, and our opinions are qualified accordingly.

12.

We have not reviewed the resolutions approving the creation, allotment and issuance of the Preferred Shares, and our opinion are qualified accordingly. We reserve our opinion with respect to the creation, allotment and issuance of the Preferred Shares.

13.

We reserve our opinion as to the extend to which the courts of the Cayman Islands would, in the event of any relevant illegality or invalidity, sever the relevant provisions of the Warrant Agreement, the Subscription Rights Agreement, the Unit Agreements or the Warrants, Subscription Rights, and Units and enforce the remainder or the transaction of which such provisions form a part, notwithstanding any express provision in this regard.

ANNEX